Exhibit 5.1

July 18, 2007

Western Goldfields Inc.
2 Bloor Street West
Suite 2102, P.O. Box 110
Toronto, ON M4W 3E2

Ladies and Gentlemen:

We have acted as counsel to Western Goldfields Inc., an Ontario corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 6,056,180 of the Company's common shares (the "Common Shares"), which are issuable upon the exercise of warrants ("Warrants") by the Company as described in the Registration Statement.

In rendering the opinion expressed below, we have examined originals or copies, satisfactory to us, of (i) the Registration Statement; (ii) the Company’s Articles of Incorporation; (ii) the Company’s By-laws; and (iii) resolutions of the Company's board of directors reserving the Common Shares for issuance under the Warrants. In addition, we have examined and relied upon such other matters of law and certificates of public officials as we have deemed relevant to the rendering of this opinion. In all of our examinations, we have assumed the accuracy of all information furnished to us and the genuineness of all documents and the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.

Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

Finally, we are counsel admitted to practice only in the Province of Ontario, and we express no opinions as to the applicable laws of any jurisdiction other than those of the Province of Ontario and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares to be issued pursuant to the exercise of the Warrants, will be, when issued pursuant to the provisions of the Warrants, validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our name under the "Legal Matters" section of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated pursuant to Section 7 of the Act or Item 509 of Regulation S-B promulgated under the Act.

Yours very truly,

(signed) Cassels Brock & Blackwell LLP